                                                                Exhibit (a)(10)
                         Amendment to Offer to Exchange

         We are amending and supplementing the offer to exchange option grants as follows:

   o Throughout the Offer to Exchange and accompanying exhibits, we previously referred to the replacement grant date as being anticipated to be in the first fiscal quarter of our next fiscal year has been deleted. We understand that this reference is rather general and, accordingly, we are replacing that reference and now state that we currently expect the replacement grant date to be February 2, 2003.

   o We have revised and restated Section 6, Conditions of the New Grant Program, and have deleted the condition to the offer relating to the occurrence of a decline in the Nasdaq SmallCap Stock Market by an amount in excess of 10% measured during any time period after the close of business of June 27, 2002.

         Section 6, Conditions of the New Grant Program now reads as follows:

         Notwithstanding any other provision of the New Grant Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the New Grant Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after June 27, 2002 and prior to 5:00 p.m., Pacific Time on July 31, 2002 (if the deadline to participate in the New Grant Program is extended, we will make an announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date, and the deadline for satisfying or waiving the conditions to participation in the Offer to Exchange will be similarly extended) any of the following events has occurred, or has been determined by us to have occurred, and, if, in our reasonable judgment in any such case, and regardless of the circumstances giving rise to the event, including any action or omission to act by us, we determine that the occurrence of such event or events makes it fiscally unwise for us to proceed with the New Grant Program or to accept and cancel options submitted to us for exchange:

          (i) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is instituted or pending before any court, authority, agency or tribunal that challenges the making of the New Grant Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the New Grant Program, the issuance of new options, or otherwise relates in any manner to the New Grant Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Entrada Networks, Inc. or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the New Grant Program;

         (ii) any action is pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the New Grant Program or Entrada Networks, Inc. or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or could:

                  o make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the New Grant Program or otherwise relates in any manner to the New Grant Program;

                  o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

                  o materially impair the benefits that we believe we will receive from the New Grant Program; or

                  o materially and adversely affect the business, condition (financial or other), income, operations or prospects of Entrada Networks, Inc. or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

         (iii)    there has occurred:

                  o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  o  the commencement or escalation of a war, armed hostilities
                     or other   international or national crisis involving the
                     United States;

                  o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment could affect, the extension of credit by banks or other lending institutions in the United States;

                  o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Entrada Networks, Inc. or our subsidiaries or that, in our reasonable judgment, makes it fiscally unwise to proceed with the New Grant Program; or

                  o in the case of any of the foregoing existing at the time of the commencement of the New Grant Program, a material acceleration or worsening thereof.

         (iv) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the New Grant Program;

         (v) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  o  any person, entity or "group", within the meaning of
                     Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such persons, entity or group that has filed a Schedule 13D or
                     Schedule 13G with the Securities and Exchange Commission on or before July 31, 2002.

                  o any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before July 31, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our common stock; or

                  o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries.

         (vi) any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Entrada Networks, Inc. or our subsidiaries that, in our reasonable judgment, has or may have a material adverse effect on Entrada Networks, Inc. or our subsidiaries.

         The conditions to the New Grant Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the New Grant Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons. If one or more of the foregoing events occurs, or has been determined by us to have occurred, and we decide to waive such condition to the New Grant Program and proceed with the New Grant Program, we will make an announcement of such waiver within two (2) business days of the occurrence of the event.

o We previously recommended to our option holders that they consult with their tax advisors with respect to federal, state and provincial tax consequences of participating in this Offer to Exchange. We are revising our recommendation and now advise that you consult your own tax advisors for information relating to the federal tax consequences that may be relevant to you in light of your particular circumstances as a result of your participation in the New Grant Program.

o We have revised certain of our summary financial information. Such information is attached to this letter for your information and review.

o We have revised Section 16, Additional Information, of the Offer to Exchange to delete the reference to "forward incorporation" of subsequently filed documents by us. We now recommend that you review all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, during the pendency of the Offer to Exchange. You should also note that, promptly upon the filing of any such documents, we will file an amendment to the Offer to Exchange with the Securities and Exchange Commission and that if we materially change the information concerning the New Grant Program, we will extend the expiration date and will make an announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date. Additionally, you should review any amendments to our Schedule TO and the Offer to Exchange that was filed with the SEC, including, among other things, the information contained in Amendment No. 1 to the Schedule TO, and delivered to you as an Amendment to the Offer to Exchange.

o We have also revised the Letter of Transmittal to delete the requirement that you acknowledge that you have read and understood the Offer to Exchange documents, and a copy of the revised Letter is attached for your review.

o If you have not already done so and wish to participate in the Offer to Exchange, please complete the Letter of Transmittal (Election to Participate) that is attached at the end of the Offer to Exchange, sign it, and ensure that Entrada Networks, Inc. receives it no later than 5:00 p.m. Pacific Time on July 31, 2002. If possible, please hand deliver your form to Entrada Networks, Inc. Otherwise, you can return your form by fax to (949) 460-4481 or by mail to Entrada Networks, Inc., 12 Morgan, Irvine, California 92618, attn: Pat Wassenburger. Entrada Networks, Inc. will send you a confirmation by e-mail within three business days of receipt of your Letter of Transmittal (Election to Participate). However, if you submit your Letter of Transmittal (Election to Participate) shortly before the specified deadline, you may not receive your confirmation before the deadline. If you have already submitted your Letter of Transmittal (Election to Participate), you do not need to do anything further.

                                    SELECTED FINANCIAL DATA

The following table summarizes certain of our consolidated financial data.

                                                                         Fiscal Years Ended
                                                                             January 31
                                                                            -----------
                                                              2002              2001                    2000
                                                              (In thousands except per share data)

Net Revenues                                                  $13,263           $25,657                $28,771
Cost of Sales                                                   7,757            21,114                 17,498
                                                            ---------         ---------               --------
         Gross Profit                                           5,506             4,543                 11,273
                                                            ---------         ---------               --------

Operating Expenses
         Selling and marketing                                  3,438             5,239                  5,647
         Engineering, research and development                  6,499             6,860                  6,223
         General and administrative                             4,035             2,913                  2,177
         Other operating expenses                               1,741             6,875                      -
         Non-recurring one-time charges                           248                 -                      -
                                                            ---------         ---------               ---------
                  Total Operating Expenses                     15,961            21,887                 14,047
                                                            ---------         ---------               ---------

Income (Loss) from Operations                                 (10,455)          (17,344)                (2,774)
                                                            ---------         ---------               ---------

Other Income (Charges)
         Interest expense                                        (195)             (384)                  (613)
                                                                                  -----                  -----
                  Total Other Income (Charges)                   (195)             (384)                  (613)
                                                            ---------         ---------               ---------
Income (Loss) from Continuing Operations                      (10,650)          (17,728)                (3,387)

Loss from Discontinued Operations                               3,401            (3,401)                     -
                                                            ---------         ---------               ---------
Net Loss                                                     $ (7,249)         $(21,129)              $ (3,387)
                                                            =========         =========               =========
Loss per Common Share Basic and Diluted
Weighted Average Common Shares                                 10,994             7,083                  4,244

Net Loss per Common Share:
         Continuing Operations                               $  (0.97)         $  (2.50)               $ (0.80)
         Discontinued Operations                                 0.31             (0.48)                  0.00

Basic and Diluted Net Loss
per Common Share                                             $  (0.66)         $  (2.98)               $ (0.80)
                                                          ===========         =========               =========

Deficiency of earnings available
to cover fixed charges (1)                                      7,400            21,500                  4,000
                                                          ===========         =========               =========

-----------
(1) Earnings consist of income (loss) from continuing operations before provision for income taxes, plus fixed charges. Fixed charges consist of interest expenses, amortization of debt expense and discount related to indebtedness, whether expenses or capitalized, and that portion of rental expense we believe to be representative of interest.

                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                              January 31, 2002     January 31, 2001
Assets

Current Assets:
         Cash and equivalents                                       $    698            $  9,953
         Restricted cash                                                 300                 300
         Accounts receivable, net                                      1,977               4,980
         Inventory, net                                                4,099               4,636
         Prepaid expenses and
         other current assets                                            527                 592
                                                                    --------            --------
                  Total Current Assets                                 7,601              20,461
                                                                    ========            ========

Property and Equipment, Net                                            1,807               2,452
Other Assets                                                              31                  31
                                                                    --------            --------

Total Assets                                                        $  9,439            $ 22,944
                                                                    ========            ========

Liabilities and Stockholders' Equity

Current Liabilities
         Short-term debt                                            $    686            $  3,568
         Current maturities of long term debt                            115                 394
         Accounts payable                                              2,713               3,435
         Other current and accrued liabilities                         2,660               5,280
                                                                    --------            --------
Total Current Liabilities                                              6,174              12,677

Long-term debt and capital lease
obligations                                                               27                 131

Total Liabilities                                                   $  6,201            $ 12,808
                                                                    ========            ========

Commitments and Contingencies

Stockholders' Equity
         Common stock, $.001 par value; 50,000 shares
         authorized; 11,580 shares issued and outstanding
         at January 31, 2002; 10,993 shares issued and
         outstanding at January 31, 2001                                  12                  11
         Additional paid-in capital                                   52,072              51,722
         Accumulated deficit                                         (48,846)            (41,597)
                                                                    --------            --------
Total Stockholders' Equity                                             3,238              10,136
                                                                    --------            --------

Total Liabilities and Stockholders'
Equity                                                              $  9,439            $ 22,944
                                                                    ========            ========

                                                      Fiscal Years Ended               Three Months Ended
                                                          January 31                         April 30
                                            ---------------------------------------    ---------------------
                                            2002          2001         2000                    2002
Book Value per Common Share                $0 .28          .92           --                     .27

Ratio of Earnings to Fixed Charges             --           --           --                    2.90


Deficiency of earnings available
to cover fixed charges (2)                  7,400       21,500        4,000                     __
                                           ======       ======       ======

-----------
(2) Earnings consist of income (loss) from continuing operations before provision for income taxes, plus fixed charges. Fixed charges consist of interest expenses, amortization of debt expense and discount related to indebtedness, whether expenses or capitalized, and that portion of rental expense we believe to be representative of interest.